                                                                    Exhibit 10.2

                                 [NEOPATH LOGO]

                                    PROPOSAL

                                       TO

                   LABORATORY CORPORATION OF AMERICA HOLDINGS

                              REVISED MAY 10, 1996



OVERVIEW OF PROPOSAL

NeoPath, Inc. (NeoPath) proposes to provide Laboratory Corporation of America(TM) Holdings (LCA) [*] AutoPap(R) 300 QC [*] to be installed at:

                                            LabCorp
                                            2039 Willow Springs Lane
                                            Burlington, NC  27215

         LCA shall accept the AutoPap(R) 300 QC [*] based on the terms and conditions of this Agreement.

1.       OFFER

1.1      PRICING AND AVAILABILITY

         The AutoPap(R) 300 QC [*] shall be available to LCA on a successfully processed fee-per-slide basis at a rate of [*] per each successfully screened slide with a minimum monthly billing of [*] slides. There will be no fee for any slide that cannot be screened or is rejected by the AutoPap(R) 300 QC [*]. This fee-per-slide rate is based upon a good faith estimate by the parties that the AutoPap(R) 300 QC [*] will process approximately [*] successfully screened slides per month.

1.2      TERMS

         The term of this Agreement shall be for a period of five years from the date of shipment of the AutoPap 300 QC [*] with provision for automatic annual renewals thereafter. NeoPath will deliver the AutoPap 300 QC [*] FOB destination. LCA will pay, or reimburse NeoPath, for reasonable and customary transportation costs from NeoPath's manufacturing facility.



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1.3      CANCELLATION OF AGREEMENT

         If it is determined during the initial [*] months after the installation of an AutoPap 300 QC instrument that it will not perform to the agreed upon specifications as per this Agreement and the product insert attached hereto as Exhibit A, the instrument may be returned for exchange at no cost to LCA or the Agreement may be dissolved or modified with a written 90 day notice. In the event of early cancellation by LCA (within the twelve month period), return shipping costs to NeoPath's Redmond facility will be at LCA's sole expense, unless such termination is due to the instrument's failure to perform adequately or reliably, as per this Agreement and the product insert. In case NeoPath cancels this Agreement for any reason other than cause, or any time after the expiration of the full term of this contract, NeoPath will be responsible for all shipping costs to return the instrument to its facilities. In any event, LCA may terminate this Agreement at any time during the five year term of this Agreement with or without cause, upon 90-day prior written notice to NeoPath. In the event this Agreement is terminated under this section 1.3, LCA's sole liability to NeoPath shall be to pay the amounts owed in connection with the use of [*] prior to the return of the [*].

2.1      SERVICE

         2.1.1    WARRANTY

                  NeoPath will warrant each AutoPap(R) 300 QC instrument against defects in materials and workmanship and that each AutoPap(R) 300 QC instrument will perform in accordance with NeoPath's published specifications as per the attached product insert for the period of this Agreement.

         2.1.2    LEVEL OF SUPPORT

                  NeoPath, or its authorized service representative, will provide telephone response within two hours of notification of a service problem and no more than 24 hours will pass before a service engineer is on site. Routine maintenance, enhancements, and inspections, as required to assure that the AutoPap(R) 300 QC instrument performs to specifications are included in this proposal.

                  Software updates for the AutoPap(R) 300 QC [*] will be provided to LCA at no additional cost. If and when a primary screening version receives FDA approval, NeoPath will offer to LCA the option to upgrade at a price to be determined after such approval has been obtained, [*].


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         2.1.3    PRICE

                  Service, as set forth in Section 2.1 and 2.2 of the Supplemental Terms and conditions attached hereto as Exhibit B, is included in the per-slide fee. However, the cost of service and/or repairs resulting from LCA's sole negligence or misuse, will be charged to LCA at the current catalogue rate (see attached catalogue).

2.2      INSTALLATION

         Prices quoted for the proposed AutoPap instrument include installation and two days of on-site training provided by NeoPath at no costs to LCA.

3.       ACCESSORIES

3.1 Each offered AutoPap(R) 300 QC includes the following NeoPath accessories:

                 QUANTITY                   DESCRIPTION
                 --------                   -----------

                   [*]                      AutoPap Slide Trays

                    1                       Operator Manual

                    1                       Start-Up Kit*



         * Start-Up Kit will include one pack of printer paper and one roll of Bar Code Labels ([*] sets of [*] labels per roll)

3.2 The following additional accessories are offered by NeoPath at the indicated prices:

                 DESCRIPTION                PRICE

                 Bar Code Labels            $[*] (U.S.) per roll

                 AutoPap Slide Tray         $[*] (U.S.) per tray



         [*]. The parties understand and agree that in no event shall LCA be required to purchase any accessories from NeoPath, but any such purchase shall be at the sole discretion of LCA.

4.       ACCEPTANCE CRITERIA FOR AUTOPAP(R) 300 QC SYSTEM ACQUISITION

         The AutoPap(R) 300 QC System will perform in accordance with the terms of this Agreement and the product insert attached hereto.


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5.       PROPOSAL ACCEPTANCE

5.1      DURATION OF PROPOSAL

         This proposed offer will expire on June 1, 1996 if not signed by both parties.

         This Agreement is intended by the parties as the final expression of their agreement and as a complete understanding of the terms thereof, and shall supersede all previous understandings and agreements. If the terms and conditions contained in any exhibit or attachment to the Agreement is in conflict with this Agreement, then such terms and conditions shall be null and void and the terms and conditions set forth in this Agreement shall control.

5.2      ACCEPTANCE OF OFFER



NEOPATH, INC.                                 LABORATORY CORPORATION OF
                                              AMERICA(TM) HOLDINGS





By:  /s/ MARTIN S. REID                     By:  /s/ NEVIN BREEDLOVE
- ---------------------------------           ----------------------------------
Martin S. Reid                              Nevin Breedlove



                                            National Director,

National Sales Manager                      Automation & Diagnostics
- ---------------------------------           ----------------------------------
Title                                       Title



5-10-96                                     5-15-96
- ---------------------------                 ----------------------------
Date                                        Date







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
                                   Exhibit A


                                NEOPATH(R), INC.

                 AUTOPAP(R) 300 QC AUTOMATIC PAP SCREENER SYSTEM



                               INDICATION FOR USE

INTENDED USE

         The AutoPap 300 QC System is an automated cervical cytology rescreening device intended for use in the quality control and rescreening of previously screened Papanicolaou (Pap) smear slides. The AutoPap 300 QC System is to be used only on conventionally prepared Pap smear slides that have been previously classified as within normal limits (WNL) and satisfactory for interpretation by a screening cytologist.

         The AutoPap 300 QC System is not intended to replace the current laboratory slide review processes referred to as "high-risk rescreen."

                      SUMMARY AND EXPLANATION OF THE SYSTEM

         The AutoPap 300 QC System is an automated cytology rescreening device that uses a high-speed video microscope, image interpretation software, and specially designed field-of-view computers to image, analyze, and classify cells within the complex images on a Pap smear slide.

         The AutoPap 300 QC System is intended to detect evidence of squamous carcinoma and adenocarcinoma and their usual precursor conditions missed on prior manual microscopic examination of Pap smear slides. These abnormalities fall within the following diagnostic categories of The Bethesda System:

EPITHELIAL CELL ABNORMALITIES

                  Squamous Cell

                  Atypical squamous cells of undetermined significance (ASCUS) Low-grade squamous intraepithelial lesions (LSIL)
                  High-grade squamous intraepithelial lesions (HSIL)
                  Squamous cell carcinoma
                  Glandular Cell

                  Atypical glandular cells of undetermined significance (AGUS) Endocervical adenocarcinoma
                  Endometrial adenocarcinoma
                  Extrauterine adenocarcinoma



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         Pap smear slides screened as WNL and adequate for analysis by a screening cytotechnologist are to be rescreened by the AutoPap 300 QC System. Based on cytologic evidence, the device then identifies, for manual quality control (QC) review, slides with the highest probability of being a false negative to create an enriched sample. The result is that there is a higher prevalence of false negative slides in the sample selected for manual QC review.

         The System classifies each slide into one of three categories:

         QC REVIEW    Further human review recommended; specimen is potentially
                      abnormal.

         NO REVIEW    No evidence to recommend further human review.

         REVIEW Squamous component not detected; OR, not enough cellular material for anlysis.

         Slides that are not successfully processed are classified as Process Review or Rerun. These slides may be able to be reprocessed based upon the information provided in the slide report and the instructions provided in the Operator's Manual. If a slide cannot be successfully reprocessed, it is recommended that the laboratory conduct its usual procedure for routine QC selection.

         The laboratory also should select for manual microscopic review the Pap smear slides from patients or groups of patients that have been identified as having a high probability of developing cervical cancer, based on available patient information.

                                   LIMITATIONS

         AutoPap 300 QC System performance has not been established for use as a primary screener of Pap smears.

         Clinical data demonstrated that use of the AutoPap 300 QC System will improve the recovery of false negative slides in the laboratory over a random selection method. However, this device does not recover all false negative slides; false negative readings should still be expected to occur with the use of this device.

         The AutoPap 300 QC System is not intended or recommended for use as a confirmatory screener for slides that have been previously classified as abnormal or unsatisfactory for interpretation.

         The performance characteristics of the AutoPap 300 QC System have not been established for the detection of the cervical abnormalities that fall within the following diagnostic categories of The Bethesda System:

         -     Benign cellular changes due to infection

         - Reactive changes associated with inflammation, atrophy with inflammation, radiation, and intrauterine contraceptive device
               (IUD)


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         -     Endometrial cells, cytologically benign, in a postmenopausal woman

         - Adenocarcinoma, not otherwise specified (NOS) (specimen contains cellular evidence of adenocarcinoma but unable to further subclassify as to site of origin)

         -     Other malignant neoplasms

         Use of the AutoPap 300 QC System is intended to be performed only under the direct supervision of licensed and/or certified cytotechnologists, cytopathologists, or laboratory directors who have been trained and certified to use the AutoPap 300 QC System by NeoPath, Inc., one of its subsidiaries, or an educational institution certified by NeoPath, Inc., to conduct training.

         The AutoPap 300 QC System is designed to be compatible with a wide range of staining procedures currently implemented in clinical laboratories. However, the device is not compatible with all staining methods currently in use. The compatibility of a laboratory's staining process will be assessed by NeoPath prior to clinical use of the device by the laboratory. NeoPath may recommend alternate staining procedures intended to optimize the performance of the device while maintaining the integrity and current performance level of the human review process.

         The AutoPap 300 QC System is intended for use in processing only conventionally prepared cervical/vaginal Pap smear slides that meet the slide, coverslip and staining characteristics provided in the Operator's Manual.

         This device is intended for use only with glass microscope slides and glass coverslips.

WARNINGS AND PRECAUTIONS

         WARNINGS

                  Broken Glass Hazard when Handling Slides

         Do not drop or break slides during slide preparation and when loading and unloading slides into trays. If slides are broken, injuries may occur.

                  Moving Parts Hazard when Loading/Unloading Trays

         Remove all potentially obstructive jewelry and clothing before loading or unloading trays. After opening a hopper door, be sure all moving parts in the hopper have stopped before inserting or removing a tray. If trays are inserted before all moving parts have stopped, injuries may occur or the device may jam.

                  Shock Potential when Cleaning the Monitor

         Failure to remove power to the monitor before performing the procedure could result in an electric shock. See Operator's Manual.


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                  Shock Potential when Power Applied Improperly

         The symbol next to the power connector indicates potential shock hazard. Ensure that the system is connected to a power receptacle that provides voltage and current within the specified rating for the system. Use of an incompatible power receptacle may produce electrical shock and fire hazards.

                  Shock Potential when Improperly Grounded

         Never use a two-prong plug adapter to connect primary power to the system. Use of a two-prong adapter disconnects the utility ground, creating a potential shock hazard. Always connect the system power cord directly to an appropriate receptacle with a functional ground.

                  Shock Potential when Cleaning with Power Applied

         Always turn off the power switch and unplug the power cord before cleaning the outer surfaces or internal components of the device.

                  Shock Potential from Spilled Liquids

         Do not place containers with liquids on the device or the workstation cart. Do not spill liquids on the system; fluid seepage into internal components creates a potential shock hazard. Shut down the device, disconnect from the power source and wipe up all spills immediately. Do not operate the system if internal components have been exposed to fluid.

         PRECAUTIONS

                  Compliance with Standards

         Prior to using the device, a laboratory must ensure that the use of the AutoPap 300 QC System as a quality control method complies with all applicable federal, state and local requirements for that laboratory. NeoPath will provide available information and assistance in this regard, upon request.

                  Slide and Coverslip Requirements

         This device is intended for use only with glass microscope slides and glass coverslips.

         This device cannot be recommended for use with slides and coverslips that do not comply with the specifications provided in the Operator's Manual, particularly slides with plastic coverslips, broken slides, dirty or marked slides and non-standard slide or coverslip sizes.


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                  Backup Procedures

         When performing the backup procedures, NeoPath recommends that two tapes be used in rotation; each tape would be used every other day. This will ensure minimum loss of data in the unlikely event of workstation failure.

                  Shutdown Procedures

         Except in an emergency situation, such as those described in the Warnings section, shutting down the AutoPap 300 QC System should be performed only with prior authorization of a company representative in order to avoid loss of data. If no emergency situation exists, contact NeoPath, Inc., or its designated representative before attempting to shut down the device.

                  Power Down Procedures

         It is important to shut down the system components in the proper order. See Operator's Manual.

                  Restart Procedures

         The AutoPap 300 QC Workstation must always be turned on and booted BEFORE the AutoPap 300 QC Instrument is turned on. It is important to apply power to the system components in the proper order. See Operator's Manual.

                  Installation and Service

         The device should be installed only by company authorized personnel. Only technically qualified personnel, trained by NeoPath, should perform troubleshooting and service procedures on internal components.

                  Replacement Fuses

         Use replacement fuses with the required current rating and specification. Using improper fuses or short-circuiting the fuse holders may cause fire or damage the device.

                           REPORTS OF CLINICAL STUDIES

         Several multi-center, well-controlled clinical studies were conducted to evaluate the performance of the device. An intended use study confirmed the accuracy of the AutoPap 300 QC System using a masked, prospective design. Several sensitivity and precision studies were conducted to confirm the performance characteristics and reliability of the device.

ACCURACY STUDY:  THE CLINICAL EVALUATION STUDY

         The Clinical Evaluation Study was designed to compare the effectiveness of a random selection quality control practice in a cytology laboratory to the effectiveness of the

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
AutoPap 300 QC System using a quality control application. The AutoPap 300 QC System was operated, as nearly as possible, in a manner similar to that recommended for routine laboratory use.

         The objective of the study was to test the hypothesis that the device is capable of providing a higher proportion of false negative slides for quality control review than can be achieved by a random selection method. This hypothesis was evaluated over a range of quality control review rates.

         A 100% manual rescreen of all processed slides was performed in this study to identify, as nearly as possible, the total population of false negative slides available for review. This population of false negative slides was then used as the target population to measure the efficacy of the device in identifying these false negative slides at a 10% QC review rate. The study design ensured that the site personnel were effectively masked and enhanced the probability of detecting the false negative slides present within the entire study population. The total number of slides used in the analysis was 14,914.

         Each false negative slide recovered during the study was reviewed by an Internal Discrepancy Panel of study site personnel as well as an External Discrepancy Panel of independent pathologists. The results of the External Discrepancy Panel review are used to demonstrate the efficacy of the device.

         These results demonstrate that the AutoPap 300 QC System identifies a subset of manual screen negative Pap smear slides that have been enriched through computer selection of false negative slides. A manual screening of this enriched subset (10% of the total manual screen negative slides will identify up to 50% of false negatives when compared to a 100% manual rescreen. This compares to the expected identification of only 10% of false negatives by a completely random selection review.

         TABLE 1       Clinical Evaluation Study

                       Sensitivity to False Negative Slides by Diagnostic Category and Overall 10% QC Review Rate, % Sensitivity,
                       (N)



- ---------------------------------------------------------------------------------------------------------------------------
                        Site 1         Site 2        Site 3         Site 4         Site 5        Site 6         All Sites
                                                                                                                (excluding
                                                                                                                Site 3(1))
- ---------------------------------------------------------------------------------------------------------------------------
Review Rate(2)          11.2%          11.8%         37.2%          9.4%           6.1%          19.3%            11.8%

- ---------------------------------------------------------------------------------------------------------------------------
FN-ASCUS                22.5%          36.7%         47.4%          33.3%          35.7%         0.0%             29.7%
                                                                                                               (41/138)
- ---------------------------------------------------------------------------------------------------------------------------
FN-AGUS                 100.0%         20.0%         100.0%         0.0%           37.5%         50.0%            29.4%
                                                                                                                 (5/17)
- ---------------------------------------------------------------------------------------------------------------------------


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
- ---------------------------------------------------------------------------------------------------------------------------
FN-LSIL                 57.1%          83.3%         100.0%         0.0%           42.9%         100.0%           51.6%
                                                                                                                (16/31)
- ---------------------------------------------------------------------------------------------------------------------------
FN-HSIL                 100.0%              NA            NA        100.0%         42.9%              NA          60.0%
                                                                                                                 (6/10)
- ---------------------------------------------------------------------------------------------------------------------------
FN-Cancer                    NA        0.0%               NA             NA             NA            NA          0.0%
                                                                                                                  (0/1)
- ---------------------------------------------------------------------------------------------------------------------------
All FN (3)              32.0%          38.1%         56.5%          25.0%          37.6%         16.7%            34.5%
                                                                                                               (68/197)
- ---------------------------------------------------------------------------------------------------------------------------
All FN-LSIL+(4)         66.7%          71.4%         100.0%         25.0%          42.9%         100.0%           52.4%
                                                                                                                (22/42)
- --------------------------------------------------------------------------------

1. Site 3 is excluded from overall results due to incompatibility of staining procedure with the device.

2. Review Rate: Average percent identified as QC Review using the global 10% QC review rate.

3. All FNs: Includes the diagnostic categories of ASCUS, AGUS, LSIL, HSIL and Carcinoma.

4.       ALL FN-LSIL+: Includes the diagnostic categories of LSIL, HSIL and
         Carcinoma.
- --------------------------------------------------------------------------------

         Analysis of the overall performance of the device in detecting the presence or absence of an endocervical component shows the following:

        - 85% of normal slides with endocervical component are correctly classified. 15% of the normal slides with endocervical component are reported as "endocervical component not detected." However, this result does not affect the computation of the QC score.

        - 73% of normal slides without endocervical component are correctly classified.

SENSITIVITY STUDIES

         Two large, multi-center sensitivity studies were performed using abnormal slides. Each selected abnormal slide required a normal matched control slide.

         The Current Archive Sensitivity Study used recent abnormal slides processed by the laboratory. The diagnostic categories selected included ASCUS, AGUS, LSIL, HSIL, cancer (squamous, glandular, and extrauterine) and detected false negative slides. The total number of slides used in the analysis, including matched controls, was 2,584.

         The Historical Archive Sensitivity Study used abnormal slides retrieved from the archived records of each trial site. The diagnostic categories selected included AGUS, LSIL, HSIL, cancer (squamous, glandular, and extrauterine) and detected false negative slides. The total number of slides used in the analysis, including matched controls, was 3,589 (see Table 2).


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         TABLE 2       Sensitivity to Abnormal Slides by Diagnostic Category
                       Historical Sensitivity Study 10% QC Review Rate,
                       % Sensitivity, (N)

- ----------------------------------------------------------------------------------------------------------------------------
                        Site 1         Site 2        Site 3         Site 4        Site 5         Site 6         All Sites
                                                                                                                (excluding
                                                                                                                Site 3(2))
- ----------------------------------------------------------------------------------------------------------------------------
AGUS                    45.0%          33.3%         60.0%          45.9%           NA           34.4%            39.5%
                        (80)            (30)           (5)           (37)                         (96)            (243)
- ----------------------------------------------------------------------------------------------------------------------------
LSIL                    67.4%          62.2%         68.3%          68.7%         46.2%          60.5%            60.9%
                         (89)           (90)          (63)           (67)          (80)           (86)            (412)
- ----------------------------------------------------------------------------------------------------------------------------
HSIL                    84.7%          79.0%         90.4%          87.7%         70.3%          88.6%            82.1%
                         (85)           (81)          (73)           (57)          (74)           (88)            (385)
- ----------------------------------------------------------------------------------------------------------------------------
Cancer                  100.0%         86.5%         66.7%          61.5%         50.0%          71.1%            79.1%
                          (21)          (52)           (3)           (26)           (2)           (38)            (139)
- ----------------------------------------------------------------------------------------------------------------------------
Review Rate(1)           16.5%         13.5%         34.2%          13.3%          7.6%          10.4%            12.9%
- ----------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
1. Review Rate: Average percent identified as QC Review at each laboratory using the global 10% QC review rate.

2. Site 3 is excluded from overall results due to incompatibility of staining procedure with the device.
- --------------------------------------------------------------------------------

         The data derived from processing these abnormal slides demonstrate that the AutoPap 300 QC System has significant sensitivity to all tested categories of abnormal slides (see Table 3).

         TABLE 3 Sensitivity to Abnormal Slides by Diagnostic Category Current Archive Study (CAS) and Historical Sensitivity Study (HSS) 10% QC Review Rate, % Sensitivity, (N)


- -----------------------------------------------------------------------------------
              ASCUS           AGUS           LSIL          HSIL         CANCER
- -----------------------------------------------------------------------------------
CAS           36.1%          27.3%          60.0%         80.2%         62.5%
              (205)           (22)          (410)         (202)           (8)
- -----------------------------------------------------------------------------------
HSS             NA           39.5%          60.9%         82.1%         79.1%
                             (243)          (412)         (385)         (139)
- -----------------------------------------------------------------------------------

         An analysis was conducted of the subset of cancer slides retrieved from the archived records. This subset represented the larger sample size from the two sensitivity studies. The sensitivity rates, by subclassification category, are reported in Table 4. (These subclassifications are derived from the procedures used across all the participating laboratories and may not coincide with individual laboratory practice.)

         These results show the device has a significant sensitivity to cancer slides.


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         TABLE 4       Sensitivity to Subset of Cancer Slides 10% QC Review
                       Rate, % Sensitivity, (N)



- --------------------------------------------------------------------------------------------
 Squamous      AdenoCA     Malignant   Endocervical      Endometrial   AIS(3)     All Cancer
   CA(1)       NOS(2)         NOS        AdenoCA            AdenoCA                  Slides
- --------------------------------------------------------------------------------------------
   91.3%       52.6%         40.0%        100.0%            66.7%        58.8%        77.7%
   (80)         (19)           (5)           (3)             (15)         (17)         (139)
- --------------------------------------------------------------------------------------------

1.       CA: Carcinoma

2. NOS: Not otherwise specified (specimen contains cellular evidence of adenocarcinoma but unable to further subclassify as to site of origin)

3.       AIS: Adenocarcinoma in situ
- --------------------------------------------------------------------------------

         A second subset analysis was conducted for the HSIL and cancer slides identified by the clinical trial sites as having a biopsy-confirmed diagnosis. The slides were selected from both the Historical Sensitivity Study and the Current Archive Sensitivity Study.

         These results indicate the device has a significant sensitivity to biopsy-confirmed HSIL and cancer slides (see Table 5).

         TABLE 5 Sensitivity to Subset of Biopsy-Confirmed HSIL and Cancer Slides 10% QC Review Rate



- -----------------------------------------------------------------------------------------------------------
               No. of Biopsies         No. of Biopsies         Confirmed Biopsies Called    % Sensitivity
                                          Confirmed                     "Review"
- -----------------------------------------------------------------------------------------------------------
HSIL                       60                   51                          43                    84.3%
- -----------------------------------------------------------------------------------------------------------
CANCER                     35                   33                          22                    66.7%
- -----------------------------------------------------------------------------------------------------------
TOTAL                      95                   84                          65                    77.4%
- -----------------------------------------------------------------------------------------------------------

PRECISION STUDIES

         Two studies were conducted to assess precision, or repeatability, of the device. The first study was the Multi-Run Standardized Sample Set Study which used a set of 32 well-characterized slides, processed up to 30 times on each of three separate devices. Of the 32 slides, 25 demonstrated 100% repeatability (see Table 6). The average percent agreement on all slides was 99.6% overall. These results confirm that the repeatability of the device in calling a slide QC Review or No Review is consistent from device to device (inter-device repeatability) and within each tested device (intra-device repeatability).


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         TABLE 6       Summary Results of Precision Study Multi-Run of
                       Standardized Sample Set % Repeatability of QC Review/No Review Outcome for Each Slide



- ------------------------------------------------------------------------------------------------------------------
    Barcode          QC Review            Site 0          Site 1         Site 4        Overall         Diagnosis
                     No Review
- ------------------------------------------------------------------------------------------------------------------
940006439          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006443          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006464          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006467          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006472          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006473          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006476          No Review              100%            100%           96%            99%            Normal
- ------------------------------------------------------------------------------------------------------------------
940006487          No Review              97%             93%            100%           96%            Normal
- ------------------------------------------------------------------------------------------------------------------
940006489          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006492          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006493          No Review              100%            100%           100%           100%           Normal
- ------------------------------------------------------------------------------------------------------------------
940006497          No Review              NA              100%           96%            98%            Normal
- ------------------------------------------------------------------------------------------------------------------
940007379          QC Review              100%            100%           96%            99%            ASCUS
- ------------------------------------------------------------------------------------------------------------------
940007381          QC Review              97%             100%           100%           99%            ASCUS
- ------------------------------------------------------------------------------------------------------------------
940007409          QC Review              100%            100%           96%            99%            ASCUS
- ------------------------------------------------------------------------------------------------------------------
940007410          QC Review              97%             100%           96%            98%            ASCUS
- ------------------------------------------------------------------------------------------------------------------
940007416          QC Review              100%            100%           100%           100%           ASCUS
- ------------------------------------------------------------------------------------------------------------------
921011542          QC Review              100%            100%           NA             100%           AGUS
- ------------------------------------------------------------------------------------------------------------------
940006420          QC Review              100%            100%           100%           100%           LSIL
- ------------------------------------------------------------------------------------------------------------------
940006425          QC Review              100%            100%           100%           100%           LSIL
- ------------------------------------------------------------------------------------------------------------------
940006428          QC Review              100%            100%           100%           100%           LSIL
- ------------------------------------------------------------------------------------------------------------------
940006430          QC Review              100%            100%           100%           100%           LSIL
- ------------------------------------------------------------------------------------------------------------------
940006436          QC Review              100%            100%           100%           100%           LSIL
- ------------------------------------------------------------------------------------------------------------------
940006390          QC Review              100%            100%           100%           100%           HSIL
- ------------------------------------------------------------------------------------------------------------------
940006393          QC Review              NA              100%           100%           100%           HSIL
- ------------------------------------------------------------------------------------------------------------------
940006397          QC Review              100%            100%           100%           100%           HSIL
- ------------------------------------------------------------------------------------------------------------------
940006398          QC Review              100%            NA             100%           100%           HSIL
- ------------------------------------------------------------------------------------------------------------------
940007261          QC Review              100%            NA             100%           100%           HSIL
- ------------------------------------------------------------------------------------------------------------------
921011561          QC Review              100%            100%           100%           100%           HSIL/CIS(1)
- ------------------------------------------------------------------------------------------------------------------
921011562          QC Review              100%            100%           100%           100%           HSIL/CIS
- ------------------------------------------------------------------------------------------------------------------
921011565          QC Review              100%            100%           100%           100%           HSIL/CIS
- ------------------------------------------------------------------------------------------------------------------
921011574          QC Review              NA              100%           NA             100%           SquamCarc
- ------------------------------------------------------------------------------------------------------------------

1.  CIS = Carcinoma in situ
- --------------------------------------------------------------------------------

         The second precision study required multiple processing runs of the abnormal slides selected for use in the Historical Sensitivity Study. The total number of slides used in the analysis

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was 10,674. The results demonstrate that the device produces substantially equivalent sensitivity estimates when repeatedly processing large sets of abnormal and matched control slides. The data presented illustrates a high degree of between-run agreement overall (see Table 7).

         TABLE 7 Combined Results of Precision Study Multi-Run of Historical Sensitivity Study Slide Set 10% QC Review Rate, % Sensitivity



- -------------------------------------------------------------------------------------------------------------
                                   AGUS             LSIL             HSIL           Cancer           Review
                                                                                                     Rate(1)

Site 1         Run 1                 45.0%            67.4%            84.7%          100.0%            16.5%
               Run 2                 48.1%            72.0%            86.2%          100.0%            14.8%
               Run 3                 43.6%            72.7%            87.1%          100.0%            16.3%
Site 2         Run 1                 33.3%            62.2%            79.0%           86.5%            13.5%
               Run 2                 36.7%            54.4%            80.5%           85.0%            12.3%
               Run 3                 33.3%            57.6%            84.0%           87.8%            15.6%
Site 3         Run 1                 60.0%            68.3%            90.4%           66.7%            34.2%
               Run 2                 50.0%            75.7%            95.5%           75.0%            32.2%
               Run 3                 40.0%            68.5%            92.2%           75.0%            27.5%
Site 4         Run 1                 45.9%            68.7%            87.7%           61.5%            13.3%
               Run 2                 52.8%            71.2%            83.6%           53.1%            11.0%
               Run 3                 41.9%            66.7%            91.2%           57.1%            13.8%
Site 5         Run 1                 N/A              46.2%            70.3%           50.0%             7.6%
               Run 2                 N/A              37.2%            74.3%           50.0%             6.7%
               Run 3                 N/A              42.9%            68.7%          100.0%             7.1%
Site 6         Run 1                 34.4%            60.5%            88.6%           71.1%            10.4%
               Run 2                 32.6%            62.9%            84.2%           72.7%            10.8%
               Run 3                 30.7%            54.9%            84.8%           69.0%            10.5%

1. Review Rate: Average percent identified as QC Review at each laboratory using the global 10% QC Review rate.
- --------------------------------------------------------------------------------

HISTORICAL CONSISTENCY STUDY: EFFECTS CAUSED BY AGE OF SLIDES

         The Historical Consistency Study was conducted to confirm the effects on the device, if any, caused by changes in staining and slide age. The results indicate no effects on the performance of the device (in terms of assignment of QC score) as a result of changes to slides caused by age or the consistency of staining over time.

                         CONCLUSIONS DRAWN FROM STUDIES

         The results from the Clinical Evaluation Study, a masked, prospective study using the device in an intended-use mode, show that the AutoPap 300 QC System identifies a subset of manual screen negative Pap smear slides that have been enriched through computer selection for false negative slides. A manual screening of this enriched subset (10% of the total manual screen

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negative slides) will identify up to 50% of false negatives when compared to a
100% manual rescreen. This compares to the expected identification of only 10% of false negatives by a completely random 10% manual review.

         In addition, the data results show that the device has a significant sensitivity to cancer slides and to biopsy-confirmed HSIL and cancer slides.

         The sensitivity of the device over a random selection method was shown to be true under all studied review rates (10%, 15% and 20%) for all claimed diagnostic categories of false negatives (including ASCUS and AGUS) and at even higher efficiencies for those false negatives at severities of LSIL and above.

         Acceptable sensitivities were demonstrated for all categories of abnormality across study sites; all the sensitivities were above the random selection proportions generated by the various thresholds selected for study. This consistent pattern of sensitivities above random selection ensured that the performance demonstrated in the intended-use prospective mode could be assured for any other combination of abnormal slides presented to the devise; thus, significant improvement over random could be expected for any laboratory's prevalence rate of abnormals and type of abnormalities and under any combination of cytotechnologist sensitivities at initial screening. The sensitivities of the device were further demonstrated on both current and archived abnormal slides.

         The AutoPap 300 QC System demonstrated virtually identical sensitivities upon repeated processing of standard sets of slides. This consistency was demonstrated both in selected slide sets and in wide selections of archived abnormal slides.

         The results demonstrate that this device detected a higher proportion of undetected abnormal slides than can be produced by random selection procedures.

                               MATERIALS REQUIRED

MATERIALS PROVIDED

         The AutoPap 300 QC System consists of the following components:

         - AutoPap 300 QC Device

         - Nitrogen tank

         - Slide trays

         - Workstation:

                  Computer (CPU)
                  Monitor, keyboard, mouse, mouse pad
                  Modem
                  Printer



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                  Tape drive
                  Ethernet transceiver unit
                  Cart

         - Electronic Cables: Ethernet, printer to Ethernet, AutoPap to CPU, monitor to CPU, tape drive to CPU, modem to CPU, keyboard to CPU

         -     Power strip (6-outlet)

         -     Power cords: Instrument, CPU, monitor, printer, tape drive, modem

                  Additional items supplied:

         -     Printer paper (starter package)

         -     Head cleaning tape

         -     Slide barcode labels

         -     Backup tapes

         -     SCSI bus terminator

         -     Air filters

         -     Line protector and/or power supply (optional, at additional cost)

MATERIALS REQUIRED BUT NOT PROVIDED

         -     Dedicated 20 amp power line

         -     Dedicated 15 amp power line

         -     Telephone line

         -     Dustproof bins to store empty slide trays

         -     70% Isopropyl Alcohol

         -     Cotton swabs or soft bristle brush

         -     Lint-free cloth

         -     Glass cleaning solution (non-alcohol based)

                                     STORAGE

         Do not expose the system to direct sunlight or temperature extremes (i.e., air flow from heating or cooling systems).


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                    TECHNICAL SERVICE AND PRODUCT INFORMATION

         For technical service and assistance related to use of the AutoPap 300 QC System, contact NeoPath, Inc.:

         Telephone:        1-800-NEOPATH (outside Washington State)
                           (1-800-636-7284) or
                           1-206-869-7284 (inside Washington State)

         Fax:              1-206-869-5325
                           NeoPath, Inc., 8271 - 154th Ave. NE
                           Redmond, Washington  98052, USA, 1-800-NEOPATH
                           (206) 869-7284/Fax (206) 869-5325

(C)1996 NeoPath, Inc.
NeoPath(R) and AutoPap(R) are registered trademarks of NeoPath, Inc.
U.S. Patent Numbers 5,315,700 and 5,361,140. Other U.S. and foreign patents pending.


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
                                   EXHIBIT B

                                  NEOPATH, INC.
                          STANDARD TERMS AND CONDITIONS

       (AS REVISED FOR LABORATORY CORPORATION OF AMERICA HOLDINGS 5/10/96)

1. FIRM ORDER. Customer may not modify, rescind or cancel any order, in whole or in part, without NeoPath's written consent, which consent shall not be withheld unreasonably. In the event of any cancellation, without NeoPath's consent and Product(s) having been shipped to Customer, Customer will pay NeoPath a cancellation fee determined in accordance with NeoPath's standard cancellation policy then in effect or, if NeoPath does not then have such a policy, fifteen percent (15%) of the amount otherwise payable under the Agreement for the canceled Products.

2. DELIVERY. Customer may modify, rescind, or cancel any order prior to shipment. NeoPath will use reasonable efforts to meet any delivery date specified in the orders, but will not be liable for any failure to meet such dates. Unless otherwise specified in this Agreement, NeoPath will deliver the Products FOB carrier at NeoPath's manufacturing facility. Customer is responsible for all transportation costs (including, but not limited to, shipping charges, premiums for freight insurance, inspection fees, customs, duties, import or export fees, assessments, and all other costs incurred in transporting the Products to the shipping destination). Customer will promptly reimburse NeoPath for any such amounts paid by NeoPath. Customer will be responsible for any claims against the carrier arising from or relating to shipment.

3. PRICES. Unless specified otherwise in this Agreement, the purchase prices, fee-per-slide processed, charges, and other amounts payable by Customer for the Products will be as specified by NeoPath in its then-current standard price list or fee-per-slide processed schedule.

4. TAXES. The prices described in paragraph 5 do not include any sales, use or similar taxes. Customer will pay or reimburse NeoPath for all taxes or other amounts payable to governmental authorities in connection with the applicable transactions, or will provide NeoPath with an exemption certificate satisfactory to NeoPath.

5. PAYMENT. NeoPath will issue invoices for all amounts payable under this Agreement. Customer will pay the amount set forth on NeoPath's invoice within [*] days from the date of such invoice. Any amount not paid within such [*] day period will be subject to a finance charge equal to 1.5% per month or the highest rate allowable by applicable law, whichever is less, determined and compounded daily from the date due until the date paid. Payment of such finance charges will not excuse or cure Customer's breach or default for late payment. Further, Customer will reimburse any costs or expenses (including, but not limited to, reasonable attorneys' fees) incurred by NeoPath to collect any amount which is not paid when due. NeoPath may accept any check or payment in any amount without prejudice to NeoPath's right to recover the balance of the amount due or to pursue any other right or remedy. No endorsement or statement on any check or payment or in any letter accompanying a check or payment or elsewhere will be construed as an accord or satisfaction. All amounts payable under this Agreement are denominated in United States dollars, and Customer will pay all such amount in lawful money of the United States unless expressly agreed otherwise.

6. LIMITED WARRANTY AND REMEDY. NeoPath warrants that, upon delivery, each Product will be free from defects in materials and workmanship. This warranty will not apply to any Product that (a) has not been operated and maintained in accordance with applicable instructions and manuals, (b) has been repaired or altered by unauthorized personnel, or (c) has been misused, abused, damaged or subjected to operation for which it was not intended. This warranty does not apply to expendable items such as lamps or external tubing. NeoPath will either repair or replace any Product that does not substantially conform to the foregoing warranty.

7. PRODUCT LIABILITY INDEMNIFICATION. NeoPath will defend and indemnify Customer from and against any third party claim arising out of bodily injury (including death) or property damage to the extent caused by any defect in the design or manufacture of the Products, provided that
      Customer: gives NeoPath prompt written notice of the claim; allows NeoPath to assume control of the defense and settlement of the claim; assists and cooperates with NeoPath in connection with the defense and settlement of the claim; and does not settle the claim without NeoPath's prior written consent, which consent shall not be withheld unreasonably. This paragraph will not apply to any claim arising out of the negligence of Customer or any third party.

8. PATENT INDEMNIFICATION. NeoPath will defend and indemnify Customer against any third party claim arising out of any infringement by the Product of any patent arising under the laws of the United States or any other country in which NeoPath has been granted a patent on the Product, provided that Customer: gives NeoPath prompt written notice of the claim; allows NeoPath to assume control of the defense and settlement of the claim; assists and cooperates with NeoPath in connection with the defense and settlement of the claim; complies with any court order or settlement made in connection with the claim (e.g., as to future use of any infringing Product); and does not settle the claim without NeoPath's prior written consent, which consent shall not be withheld unreasonably. NeoPath will also reimburse Customer for any loss incurred by Customer in the event any NeoPath Product infringes the patent rights of a third party. This paragraph will not apply to any claim resulting from any use in connection with any equipment or other items not furnished by NeoPath or from any use not in conformity with applicable instructions and manuals.

9. DISCLAIMER AND RELEASE. THE WARRANTIES, OBLIGATIONS, AND LIABILITIES OF NEOPATH AND THE REMEDIES OF CUSTOMER SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND CUSTOMER HEREBY WAIVES, RELEASES, AND DISCLAIMS, ALL OTHER WARRANTIES, OBLIGATIONS, AND LIABILITIES OF NEOPATH AND ALL OTHER RIGHTS, CLAIMS, AND REMEDIES OF CUSTOMER AGAINST NEOPATH, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE PRODUCTS AND ANY OTHER GOODS OR SERVICES DELIVERED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE; AND (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY FOR INFRINGEMENT.

10. EXCUSED PERFORMANCE. NeoPath will not be responsible for or be considered to be in breach of or default under this Agreement on account of any cause beyond NeoPath's reasonable control or not occasioned by NeoPath's fault or negligence (including, but not limited to, NeoPath's inability, after due and timely diligence, to procure materials, parts, equipment, or services).

11. LIMITATIONS OF LIABILITY. EXCEPT FOR A PATENT INFRINGEMENT AND EXCEPT FOR ANY THIRD PARTY CLAIMS AGAINST CUSTOMER, NEOPATH WILL NOT IN ANY EVENT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR OTHER FINANCIAL LOSS, ARISING OUT OF OR IN CONNECTION WITH ANY PRODUCT OR OTHER GOODS OR SERVICES FURNISHED UNDER THIS AGREEMENT.

12. SOFTWARE. NeoPath retains title to all software, computer programs and other software furnished with any Product. Customer will use such software only in conjunction with the use or operation of such Product and in accordance with applicable instructions and manuals furnished by NeoPath. Customer will not copy, modify, make any derivative work based upon, publish or distribute any such software. Further, Customer will not reverse engineer, decompile or attempt to discover or recreate any source code to any such software.

13. INTELLECTUAL PROPERTY RIGHTS. The Products involve valuable patent, copyright, trademark, trade secret and other intellectual property rights of NeoPath. NeoPath reserves all such rights. No title to or ownership of any intellectual property rights related to any Product is transferred to Customer pursuant to this Agreement. Customer will not attempt to reverse engineer any Product or component thereof or to otherwise misappropriate, circumvent or violate any of NeoPath's intellectual property rights.

14. CONFIDENTIAL INFORMATION. NeoPath may disclose to Customer certain trade secret, proprietary or confidential information ("Confidential Information"). Except as otherwise authorized by NeoPath in writing, Customer will use such Confidential Information only for the purposes for which it is disclosed by NeoPath, will not disclose it to any third party and will take appropriate steps to protect it from any unauthorized use or disclosure; provided that, upon or promptly after disclosure by NeoPath, the information is marked or otherwise identified as trade secret, proprietary or confidential or the Customer otherwise knows or has reason to know that the same is trade secret, proprietary or confidential. This restriction shall not apply to information in the public domain, information disclosed to Customer through a third party, or information in the possession of Customer prior to this Agreement.

15. TRANSFERS. Customer will not ship or otherwise transfer any Product to a location outside the country to which the Product is shipped by NeoPath. If Customer transfers any Product to a location other than the location to which it is shipped by NeoPath, Customer will give NeoPath a minimum of 5 days advance written notice thereof (including the date of the transfer, the address and telephone number of the new location and the name, address and telephone number of the individual under whose direction the Product is used at such location). Customer may not transfer any Product to a third party without approval by NeoPath.

16. UNENFORCEABLE PROVISION. The invalidity or unenforceability of any provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were replaced with a valid and enforceable provision as similar as possible to the one replaced.

17. NONWAIVER. Any failure by NeoPath to insist upon or enforce performance by Customer of any of the provisions of this Agreement or to exercise any right or remedy under this Agreement or applicable law will not be construed as a waiver or relinquishment to any extent of NeoPath's right to assert or rely upon any such provision, right or remedy in that or any other instance; rather the same will be and remain in full force and effect.

18. ASSIGNMENT. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors, assigns and legal representatives.

19. APPLICABLE LAW. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law principles. The U.N. Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, between NeoPath and Customer with regard to the Products. No amendment, modification, or waiver of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound.



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
                                   EXHIBIT B



                                  NEOPATH, INC.
                        SUPPLEMENTAL TERMS AND CONDITIONS
       (AS REVISED FOR LABORATORY CORPORATION OF AMERICA HOLDINGS 5/10/96)



This Exhibit B, Supplemental Terms and Conditions, is a NeoPath form document. The Agreement/Proposal it is attached to is a specific document intended by NeoPath and LCA to apply to their relationship. The parties have tried to modify this Exhibit to fit the specific arrangement between them as set forth in the Proposal/Agreement. NeoPath and LCA specifically agree that this form Exhibit B shall not apply in the event it contains any terms and conditions which are inconsistent with or which are in addition to any terms and conditions contained in the specific Agreement/Proposal between the parties.

These Supplemental Terms and Conditions are a part of the Equipment User Agreement ("Agreement") between NeoPath, Inc. ("NeoPath") and the customer identified in the Agreement ("Customer"). NeoPath and Customer agree as follows:

SECTION 1.        DEFINITIONS

         "BASE MONTHLY FEE" means the Base Monthly Fee specified in this Agreement. The Base Monthly Fee will be prorated on a daily basis for any Month less than a full calendar month.

         "CUSTOMER'S SITE" means Customer's place of business at the location specified in this Agreement or such other location as may be agreed upon in writing by the parties.

         "EQUIPMENT" means the Equipment described in this Agreement, together with any repairs, replacements, corrections, alterations, additions, improvements or modifications made during the Term or otherwise pursuant to this Agreement.

         "FEE-PER-SLIDE" or "FPS" means the Fee-Per-Slide or FPS specified in this Agreement.

         "MONTH" means any calendar month during the Term, except that: (a) the first Month will begin with the first day of the Term and end with the last day of the calendar month which includes the first day of the Term; and (b) the last Month will end with the last day of the Term and will begin with the first day of the calendar month which includes the last day of the Term.

         "TERM" means the Term specified in Section 4.

         "USER DOCUMENTATION" means any user manual, instructions and other documentation furnished by NeoPath relating to Customer's use of the Equipment, as the same may be revised, updated or replaced by NeoPath from time to time during the Term.

SECTION 2.        THE EQUIPMENT

         2.1 MAINTENANCE. NeoPath will provide maintenance for the Equipment throughout the Term. Upon Customer's request, NeoPath will promptly repair, replace or otherwise correct any Equipment that does not operate in accordance with the applicable User Documentation. Customer will immediately notify NeoPath of any defect, malfunction or failure to operate in accordance with the User Documentation. NeoPath will provide remote support services between 8:00 a.m. and 5:00 p.m. Pacific time, Monday through Friday, excluding holidays, with pager back-up during other hours. Unless otherwise agreed by the parties, any maintenance required to be performed at Customer's Site will be performed between 8:00 a.m. and 5:00 p.m. local time at Customer's Site, Monday through Friday, excluding holidays.

         2.2 USE AND OPERATION. Customer will use the Equipment only for the purposes specified in the User Documentation. Customer will not use or permit the use of the Equipment for any other purpose. Customer will operate the Equipment in strict accordance with the User Documentation.

         2.3 LOCATION. Customer will keep the Equipment in its sole possession and control at Customer's Site throughout the Term. Without limitation of the foregoing, Customer will not lease, rent or transfer the Equipment to any third party. Customer will not move the Equipment to any location other than the one in which it is installed by NeoPath without the prior written consent of NeoPath. NeoPath may inspect the Equipment at any time during Customer's normal business hours.

         2.4 REMOTE ACCESS. Throughout the Term, Customer will provide a dedicated telecommunication line for NeoPath's remote access to the Equipment (e.g., for maintenance and monitoring of the Equipment).

         2.5 TITLE. No title to or ownership of any Equipment, or to any proprietary rights related to any Equipment, are transferred to Customer by virtue of this Agreement. Customer acknowledges that the
         Equipment: (a) will be owned by NeoPath or its assignees; and (b) involves valuable patent, copyright, trade secret and other proprietary rights of NeoPath. Customer will: (i) not remove, obscure or alter any label, decal, plate, plaque, tag, marking or other notice of NeoPath's ownership or rights; (ii) not disassemble, decompile or reverse engineer any of the Equipment; (iii) make the Equipment available only to Customer's employees and independent contractors in connection with their use of the Equipment for the purposes and in accordance with the requirements of this Agreement; (iv) keep the Equipment free from any and all security interests, mortgages, deeds of trust, liens, encumbrances and other claims arising by, through, at the request of, or on behalf of Customer; and (v) take such action (including, but not limited to, the execution, acknowledgment, delivery, filing or recording of any UCC financing statements and other document) as NeoPath may reasonably request to protect, perfect or evidence its ownership and other rights in the Equipment.

         2.6 ALTERATIONS. Customer will not make any alterations, additions, improvements or modifications to the Equipment without the prior written consent of NeoPath. Any alteration, addition, improvement or modification to the Equipment will become the property of NeoPath when made and will be surrendered to NeoPath with the Equipment at the end of the Term. Customer hereby assigns to and transfers to NeoPath any right, title and interest that it may have in any alteration, addition, improvement or modification.

         2.7 RISK OF LOSS AND INSURANCE. Customer assumes all risk of loss, casualty, damage or injury relating to the Equipment from the date of delivery of the Equipment to Customer until the Equipment is returned to NeoPath at the end of the Term. Customer will immediately notify NeoPath of any loss, casualty, damage or injury relating to the Equipment.

SECTION 3.        COMPENSATION

         3.1 BASE MONTHLY FEE. Customer will pay NeoPath the Base Monthly Fee for each Month during the Term. Concurrently with the execution of this Agreement, Customer will pay NeoPath the Base Monthly Fee for the first and last Months during the Term. Customer will pay NeoPath the Base Monthly Fee for any other Month during the Term on or before the first day of such Month.

         3.2 USAGE FEES. If the Base Monthly Fee for any Month is less than the product of the number of slides processed with the Equipment during such Month multiplied by the applicable FPS, then Customer will pay NeoPath the difference within thirty (30) days after the end of such Month. Customer will keep and maintain an accurate record of the number of slides processed with the Equipment during each Month of the Term. Upon NeoPath's request, Customer will: (a) submit to NeoPath a written report of the number of slides processed with the Equipment during any Month; and (b) make such records available for examination by NeoPath or its representative.

         3.3 MAINTENANCE FEES. Customer will not be required to pay any additional fees for normal maintenance during the hours specified in paragraph 2.2. However, Customer will pay NeoPath in accordance with NeoPath's then-current standard rates and charges for any repair, replacement, correction or other maintenance required: (a) during any other hours; or (b) at any time on account of any: (i) use of the Equipment for any purpose other than the purposes specified in the applicable User Documentation, (ii) failure to operate the Equipment in strict accordance with the applicable User Documentation, (iii) unauthorized use, operation, repair, alteration, addition, improvement or modification of the Equipment, (iv) loss, casualty, damage or injury relating to the Equipment, or (v) breach or default by Customer.


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Laboratory Corporation of America Holdings

         3.4 TAXES. The fees described in paragraphs 3.1, 3.2, 3.3 and 3.4 do not include any personal property, sales, use or similar taxes. Customer will pay or reimburse NeoPath for any and all such taxes.

SECTION 4.        TERM

         4.1 GENERAL. The Term will commence upon the date the Equipment is installed at Customer's Site and will terminate upon the earlier of:
         (a) the expiration date set forth in This Agreement; or (b) the effective date of any termination pursuant to paragraph 4.2 or 4.3.

         4.2 TERMINATION BY NEOPATH. NeoPath may terminate the Term by giving Customer written notice of such termination if: (a) Customer fails to make any payment under Section 3 when due, NeoPath gives Customer written notice of such failure and such failure is not cured within thirty (30) days (or such longer period as may be permitted by NeoPath) after Customer's receipt of NeoPath's notice of the failure; (b) Customer commits a material breach of or default under this Agreement, NeoPath gives Customer written notice of the breach or default, and the breach or default is not cured within thirty (30) days (or such longer period as may be permitted by NeoPath) after Customer's receipt of NeoPath's notice of the breach or default; or (c) Customer files or has filed against it a petition to have Customer adjudged bankrupt or for reorganization or arrangement of Customer under any bankruptcy, moratorium, insolvency, reorganization, liquidation, conservatorship or other debtor relief law, Customer makes any general assignment for the benefit of its creditors under any debtor relief law, a trustee or receiver is appointed to take possession of all or substantially all of Customer's assets under any debtor relief law, all or substantially all of Customer's assets are attached or seized, or Customer dissolves, liquidates or adopts any plan or dissolution or liquidation.

         4.3 TERMINATION BY CUSTOMER. Customer may terminate the Term by giving NeoPath written notice of such termination if: (a) NeoPath commits a material breach of or default under this Agreement, Customer gives NeoPath written notice of the breach or default, and the breach or default is not cured within thirty (30) days (or such longer period as may be permitted by Customer) after NeoPath's receipt of Customer's notice of the breach or default; or (b) NeoPath files or has filed against it a petition to have NeoPath adjudged bankrupt or for reorganization or arrangement of NeoPath under any bankruptcy, moratorium, insolvency, reorganization, liquidation, conservatorship or other debtor relief law, NeoPath makes any general assignment for the benefit of its creditors under any debtor relief law, a trustee or receiver is appointed to take possession of all or substantially all of NeoPath's assets under any debtor relief law, all or substantially all of NeoPath's assets are attached or seized, or NeoPath dissolves, liquidates or adopts any plan or dissolution or liquidation.

         4.4 END OF THE TERM. Unless otherwise agreed by the parties, Customer will return the Equipment to NeoPath at the end of the Term in at least as good condition and state of repair as it was in when delivered to Customer under this Agreement, subject to ordinary wear and tear resulting from Customer's use of the Equipment in accordance with this Agreement. Customer will deliver the Equipment to NeoPath F.O.B. NeoPath's manufacturing facility in King County, Washington. Any termination pursuant to paragraph 4.2 or 4.3 will be without prejudice to any other rights or remedies for any breach or default under this Agreement.

SECTION 5.        MISCELLANEOUS

         5.1 RESTRICTION ON ASSIGNMENT BY CUSTOMER. Customer will not assign this Agreement or any of its rights hereunder without the prior written consent of NeoPath, not to be withheld unreasonably. No assignment by Customer, with or without NeoPath's consent, will relieve Customer from any of its obligations under this Agreement. Transfer of Customer rights and obligations under this Agreement to a wholly owned subsidiary or affiliate shall not constitute an assignment for purposes of this Agreement. Nor shall a transfer resulting from a change in ownership of Customer be deemed an assignment hereunder. Customer agrees it will not assign this Agreement to Roche Image Analysis Systems, or any successor to Roche Image Analysis Systems.





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[*]Confidential treatment requested
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Mutual Confidentiality Agreement